Exhibit 99.1

Corporate Resource Services Receives NASDAQ Notice

NEW YORK, N.Y. -- (Business Wire) – April 28, 2014 -- Corporate Resource Services, Inc. (NASDAQ: CRRS), a diversified technology, staffing, recruiting and consulting services firm, today announced that on April 23, 2014, the Company received a letter from The Nasdaq Stock Market LLC stating that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) for failure to file timely with the Securities and Exchange Commission its Annual Report on Form 10-K for the period ended January 3, 2014. The annual report was required to be filed by the Company on or before April 18, 2014 to be timely filed with the Commission and the Company has previously announced the delay in its filing. Pursuant to the letter, the Company is required to submit to Nasdaq a plan to regain compliance with Nasdaq’s continued listing standards no later than June 23, 2014. The Company intends to file its Annual Report on Form 10-K with the Commission in advance of the due date for the plan.

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services. The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analysis and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 247 staffing and on-site facilities throughout the United States and the United Kingdom and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.
Michael J. Golde
Chief Financial Officer
(646) 443-2380